Exhibit 99.1

CORPORATE PARTICIPANTS

David Ng Broadridge Financial Solutions Inc - Senior Director of IR

Rich Daly Broadridge Financial Solutions Inc - CEO

Dan Sheldon Broadridge Financial Solutions Inc - CFO

CONFERENCE CALL PARTICIPANTS

David Togut Evercore Partners - Analyst

Niamh Alexander KBW - Analyst

George Mihalos Credit Suisse - Analyst

Chris Donat Sandler O’Neill & Partners - Analyst

Tien-Tsin Huang JPMorgan Chase & Co. - Analyst

Peter Heckmann Avondale Partners - Analyst

PRESENTATION

Operator

Good morning my name is Mo, and I will be your conference facilitator. At this time, I would like to welcome everyone to the Broadridge Financial Solutions Third Quarter Fiscal Year 2013 Earnings Conference Call. I would like to inform you that this call is being recorded, and that all lines have been placed on mute to prevent any background noise. There will be a question and answer period after the speaker’s remarks. Please try to limit your questions to one per participant.

(Operator Instructions)

I will now turn the conference over to David Ng, Senior Director Investor Relations. Please go ahead sir.

David Ng - Broadridge Financial Solutions Inc - Senior Director of IR

Thanks Mo. Good morning everyone, and welcome to the Broadridge quarterly earnings call and webcast for the third quarter fiscal 2013 results. This morning, I’m here with Rich Daly, our Chief Executive Officer, and Dan Sheldon, our Chief Financial Officer. I trust that by now everyone has had the opportunity to review the earnings release we issued this morning. The news release and slide presentation that accompany today’s earnings call and webcast can be found on the Investors Relations page at broadridge.com.

During today’s conference call will discuss some forward-looking statements regarding Broadridge that involves risks. These risks are summarized on slide number 1, and we encourage participants to refer to our SEC filings including our annual report on Form 10-K for a complete discussion of forward-looking statements and the risk factors faced by our business.

Before we begin, I’d like to point out to everyone that as a result of the Penson transaction we closed in the fourth quarter of fiscal year 2010, the clearing business is now shown as Discontinued Operations, and our remaining outsourcing business is included in the Securities Processing Solutions segment. Also, as a result of the reporting treatment of the Penson transaction, the financial results discussed today will address continuing operations unless otherwise stated.

Our non-GAAP financial fiscal year 2013 earnings results excludes the impact of acquisition amortization and other costs and restructuring charges. These costs are significant, and we believe that the non-GAAP information provides investors with a more complete understanding of Broadridge’s underlying operating results. A description of these non-GAAP adjustments and reconciliation to the comparable GAAP measures can be found in the earnings release.

Now, let’s turn to slide number 2 and review today’s agenda. Rich Daly will start today’s call with his opening remarks, and provide you with a summary of the financial highlights for the third quarter of fiscal year 2013, followed by a discussion of a few key topics. Dan Sheldon will then review the third quarter financial results in further detail. Rich will then return and provide his overall summary and some closing thoughts before we head into the Q&A portion of the call.

Now, let’s turn to slide number 3, and I’ll turn the call over to Rich Daly. Rich?

Rich Daly - Broadridge Financial Solutions Inc - CEO

Thanks David, and good morning everyone. This morning as part of my opening remarks, I’ll talk about the following topics. First, I’ll start with an overview of our third quarter and year-to-date fiscal year 2013 financial highlights and guidance. Then, I’ll discuss our closed sales performance. After Dan provides you more of the financial details, I’ll wrap it up with my closing comments, including highlights of our future journey to higher total shareholder returns. This journey is driven by our belief that both of our segments will add to both top and bottom line growth going forward.

Let’s start on slide number 4, our third quarter fiscal year 2013 financial highlights. Overall, I’m pleased with our year-to-date financial results. Total and recurring revenues were up 5% for the quarter, and 4% year-to-date versus the comparable periods in fiscal year 2012. The revenue increases were primarily the result of net new business. Event driven activity was slightly higher for the quarter and up 7% year-to-date, as we saw some pickup in activity in the first quarter. Equity stock record positions grew by 7% for the quarter. This represented approximately 10% of our expected annual proxy volume, as we head toward our most significant quarter of proxy activity.

Equity trade volumes remain challenging, and were lower by 2% for the quarter. The pickup in month over month volumes we noted from October through January, reversed in February and March. However, volumes picked up again in April by approximately 4%. While this is good news, we cannot at this point state that this represents a trend. It is important to continue to note that the majority of revenues in SPS are not directly tied to trade volumes.

Our earnings continued to grow in both the quarter and year-to-date. Our non-GAAP diluted earnings per share versus fiscal year 2012 increased 22% and 14% to $0.39 per share and $0.74 per share for the quarter and year-to-date respectively. This strong quarterly performance adds to our confidence of our full year’s guidance. The earnings growth was primarily due to higher revenues, and our continuing focus on cost containment.

Year-to-date, we opportunistically repurchased approximately 6 million shares of Broadridge stock or approximately 5% of the diluted shares outstanding. During the quarter, we opportunistically repurchased 2 million shares at an average price of $22.73 per share. On April 30th, our Board authorized an additional 6 million shares for repurchase. The Company currently had approximately 10 million shares available for repurchase under its share repurchase plans.

For those of you who have followed us for any length of time, this is the time of year we sleep best. With the positive momentum of the first three quarters behind us and the impact that the Investor Communications and Proxy business has in the fourth quarter, it is fairly easy for us with all the key variables already set in place to be very confident in reaffirming our full year guidance of $1.76 to $1.86 non-GAAP diluted earnings per share. We are also confident we are well-positioned for fiscal 2014 and beyond.

The confidence in the future is also tied to the confidence I expressed last quarter that continues to increase regarding our SPS segments prospects to contribute alongside our ICS segment going forward. I will speak more about how we are positioned for this journey to consistently increase earnings growth in both segments a little later.

Now, please turn to slide 5, closed sales performance. Recurring revenue closed sales for the quarter increased approximately 50% to $24 million from $16 million in the same period last year. Year-to-date, we have not closed any sales with revenue of greater than $5 million, due to longer than anticipated sales cycles. Additionally, year-to-date recurring revenue closed sales were down from the same period last year. However, excluding transactions with revenues greater than $5 million year-to-date, critical core closed sales of less than $5 million were at the same level compared to last year.

Our pipeline remains robust with very strong momentum. We’re continuing to make progress, and I remain confident in our ability to convert both pending large and smaller prospects into closed sales. What’s important to us is that we build and maintain a robust pipeline made up of a mix of revenue opportunities from small to large transactions. While we are very much focused on closing the sale, we believe the particular quarter in which the sale closes is less significant. We are not overly concerned if the sale closes just after the end of the quarter. Unlike retailers and their holiday season, when our quarter ends, the potential sale does not disappear.

The key for us is closing these sales and converting them into revenues. The closed sales queued up for conversion, which we call implementation backlog, ranges in complexity. The simpler, usually smaller, transactions could take a couple of months or less of conversion time. And the more complex, usually larger, transactions, could take 18 months or more to convert before we could begin to recognize the revenues. We are reaffirming our fiscal year 2013 recurring revenue closed sales guidance in the range of $110 million to $150 million. The achievement of the range will be dependent on closing at least one of our large pending transactions. Sales have been, and will remain, a key contributor to our overall performance. As CEO, I will remain actively engaged in the sales process.

I’ll now turn the call over to Dan, who’ll go into more detail about our fiscal year 2013 financial results.

Dan Sheldon - Broadridge Financial Solutions Inc - CFO

Thanks Rich. I’m now on slide 6, key financial drivers and free cash flow.

Rich already mentioned our 5% total and recurring revenue growth for the quarter. To the far right, you can see we are still forecasting 3 to 4 percentage points of revenue growth for the year. In Q4, we expect to earn around $200 million in the equity proxy revenues, so we’re in the home stretch with continued positive momentum. Looking at the drivers specifically, we’re very pleased with 6 points of revenue growth coming from new, recurring revenue closed sales for the quarter. Year-to-date, it’s only at 4 points, but that’s due to the slow start in the first half of this year.

As Rich also mentioned, we’ve caught back up to last year’s closed sales of $58 million year-to-date for closed sales less than $5 million, and expect to have a solid finish again this year which includes one to two larger deals in the mix. Client losses remain at 1%. And again, no new large losses to report. Internal growth was disappointing with respect to trade volumes, as they continued to be down internationally. I’ll discuss more when I review the segments.

Although we still haven’t closed any acquisitions year-to-date, just like sales, we have a pipeline of deals that we are reviewing. Event driven revenues remained relatively flat to slightly up, and you heard Rich talk about they primarily happen in the first quarter. Distribution revenues have picked up, but all a function of the client’s use of an alternative mailing services, so profits have remained about the same. Non-GAAP EBIT margins were up almost 200 basis points to 13% for the quarter, and we expect to be up at least 100 basis points to a minimum of 14.9% for the year. We’ve been focused on cost containment over the last few years, and still have some additional restructuring to complete in the Securities Processing Solutions segment.

So in Q4, we may take some additional one-time charges. I would still expect to be in the mid- to the high-end of the 14% range, and with the one-time activities. But as the chart shows, we expect to be at a minimum go forward run rate of at least 14.9%. At this point, the tax rate for the year could round down to 36% versus the 37% on the chart. But when trade volumes return and we benefit from the US sales being implemented next year, I would expect these rates to move closer back to a 37% range given the United States tax rates.

Finally, our free cash flow is still estimated to be in the $200 million to $250 million range. And our ending cash position is expected to be in the $315 million to just under $380 million range, and this is before any acquisitions or additional share buybacks we may do in Q4. So, the takeaway is, we’re very pleased with the quarter. And given the results and expectations for our net new business drivers of sales and retention rates, we expect we’re positioned for continued growth as we move forward.

Let’s turn to slide 7, Investor Communications. The momentum for recurring revenue growth continues in this segment, as we hit 8% growth year-to-date, driven primarily by net new business. In this business, stock record and mutual fund positions growth have been positive. And as already mentioned, we’re looking forward to recording approximately $200 million in global annual equity proxy revenue in the fourth quarter, as most of the work is behind us. Revenue retention rates continue to be at 99%, and our recurring revenue closed sales range remains between $50 million and $70 million with the higher end requiring the closing of a few deals greater than $5 million. As far as event driven revenues, yes they’re up 7% year-to-date, as we already mentioned, primarily in the first quarter. But also, it’s mainly coming from mutual fund off-cycle interim activity.

So we’re going to keep our guidance at approximately $130 million for the year. Our guidance on margins remains unchanged at an increase of greater than 200 basis points, of which you should think about half coming from revenue growth and the other half coming from cost improvements we’ve put in place.

Let’s move the slide 8, Securities Processing Solutions. As mentioned last quarter, we continue to see momentum in net new business growth in this segment. Sales for the quarter added 7 points of growth, and client revenue retention rates remained at 98%. Our “to be installed” or revenue backlog from sales already closed is at approximately $65 million, and we still expect $60 million to $80 million in closed sales for the year, where both the low and the high end will require to achieve some of the larger deals in the pipeline by June 30th. The takeaway here is that even without large deals being signed in the near-term, we can take up to 12 months to install. We still expect to see a continuation of net new business generating at above 5 points of revenue growth as we move forward.

As for equity trade volumes, they were down for the quarter by 2 points. Back in January, I was pleased to see the US was having some upward momentum, and in Q3 US volumes were up 6%. However, international volumes have remained weak for this quarter. Good news, April did show some positive trends for international, so maybe we’re starting to see the right direction here for overall trade volume growth as we move forward. It’s a wait and see.

Another point I’d like to us remember, and Rich already mentioned this, is that we have over time moved more of our pricing to a less trade volume variable model. So when you review the key stats for this business on page 21, note that 70% of our equity revenues in this segment are not totally based upon trade volumes. We call these revenues other equity services, and they include our new products and our acquisitions as well.

Rich, I’ll turn it back to you.

Rich Daly - Broadridge Financial Solutions Inc - CEO

Thanks Dan. Please turn to page 9 for my summary wrap up.

We are pleased with the strong performance for the first nine months of fiscal year 2013. Our core recurring fee revenues continue to have solid growth, and our sales pipeline remains robust. While we are never able to predict the upturns and downturns of the markets we serve, we have built a strong foundation for growth through all market conditions. We have diversified our offerings through both internally developed and acquired products and services. These recently added products and services are major contributors to our closed sales, with a go to market capability of over 150 products. This makes us less dependent on event driven activities and trade volumes.

Our service profit chain culture is built on strong values, and is supported by our highly engaged associates. As a result, we consistently obtain high scores in the independent annual client satisfaction surveys in each of our business segments. Because of this client centric focus, we believe it’s not accidental that we were able to have an extraordinary client revenue retention rate of 99%. Our remarkably high client revenue retention rate proves we will always take all competitive challenges very seriously. Even when we maintain high market shares and unique, sustainable differentiation, and at times, irrational competitors.

The trusted Broadridge brand has been developed over many years of servicing satisfied clients, and being a leading voice in our industry. A brand study we conducted indicated that approximately 90% of our clients across all of our businesses have a favorable view of us, and over 70% would like to purchase more from us. This is further substantiated by the fact that we have a leading market position in the key markets we serve. As I’ve noted many times, ICS has been a strong value creator, and we expect this to continue in the future.

Since our spinoff, recurring revenues have had a CAGR of approximately 9%, with EBIT margins in the mid-to-high-teens. We continue to be innovative, and invest in pioneering solutions such as Broadridge Fluent. We believe Fluent will lead the digital transformation of financial communications, and is the next meaningful evolution forward in client engagement. As mentioned in our recent press release, Fluent’s target market is the dramatic reduction in cost of over $20 billion annually that financial services firms spend on printing and distribution of paper-based customer communications. ICS is already a great business segment with opportunities to be even better.

We believe SPS is forming a solid foundation to build upon. Since spinoff, revenues have had a CAGR of approximately 4%, and we expect future EBIT margins to get back to the mid-teens after the restructuring Dan discussed, and the continued conversion of closed sales. We have approximately a $65 million backlog of closed sales to be converted into revenues. Bloomberg, which was signed last year, went live about three weeks ago onto our BPO platform. We continue to have strong dialogue with prospects, both large and small, who are seeking to improve the cost structure and functionality of their operations. Through revenue growth and cost management, we remain confident that SPS will contribute alongside ICS to enable Broadridge to create greater shareholder value going forward.

For Broadridge, operating in this challenging financial market environment is now considered to be the new normal. Accordingly, we’ll continue to be vigilant about operating efficiency. We expect the journey forward will have more opportunities for us, since we have built this strong foundation for new growth. We have proven to be able to manage both new product development and tuck-in acquisitions. Examples in ICS - Fluent, Matrix, and Investor Mailbox, which is known by the SEC as EBIP, or Enhance Broker Internet Platform. Examples in SPS - Finance Pro, BPO, and reconciliation capabilities are all leading to revenue, and we will continue to add these types of solutions across both segments as we go forward. Our journey to greater shareholder value includes both a very high client revenue retention rate, along with consistently adding new products whether built or acquired.

Now I just mentioned EBIP as an example of one of our innovations. Recently, we were encouraged by SEC Chair Mary Joe White’s positive comments regarding EBIP during her SEC confirmation hearings. This will be a win for investors, issuers, brokers, and Broadridge. We expect to know more at the end of the fee and EBIP comment period on May 23rd. There was only potential good news in these dialogues.

We believe going forward we will deliver attractive and sustainable total shareholder return over the long term through revenue growth, cost management, expanding margins, and strong free cash flows. We remain committed to an effective capital stewardship program, based on an attractive dividend payout, strategic tuck-in acquisitions, and opportunistic share repurchases. This is all possible due to our low capital intensity and our strong cash flows.

We remain confident and reaffirm our fiscal year 2013 guidance. We anticipate recurring revenue growth of 4% to 7%, and total revenue growth of 3% to 4%. We expect GAAP diluted earnings per share from continuing operations to be in the range of $1.60 to $1.70, and non-GAAP diluted earnings per share from continuing operations to be in the range of $1.76 to $1.86, which excludes the impact of acquisition amortization including some other costs and restructuring charges.

We believe we are well-positioned for fiscal year 2014 and beyond. That strong position is clearly tied to both segments’ detailed progress to add to earnings through both new revenue and cost management to grow both the top and bottom line going forward. I look forward to the rising tide that this will create for our associates, clients, and shareholders.

Finally, I’d like to again take this opportunity to personally acknowledge our associates. Our highly engaged associates have enabled us to achieve our 99% client revenue retention rate, and have kept Broadridge in the forefront of market leadership. It’s their commitment that enables Broadridge to have the potential we have.

I’ll now turn the call back to the operator, and we welcome your questions.

QUESTION AND ANSWER

Operator

(Operator Instructions)

David Togut with Evercore Partners.

David Togut - Evercore Partners - Analyst

Thank you. Good morning Rich and Dan.

Dan Sheldon - Broadridge Financial Solutions Inc - CFO

Hi David.

Rich Daly - Broadridge Financial Solutions Inc - CEO

Good morning.

David Togut - Evercore Partners - Analyst

7% stock records position growth is quite strong relative to what we’ve seen over the last few years. Can you talk through some of the underlying drivers of that growth and whether you think a high-single-digit growth rate is sustainable for stock records?

Rich Daly - Broadridge Financial Solutions Inc - CEO

Okay. So David first of all, the 7%, as I said, was tied to the 10% of volume for the last quarter. So, there’s no bad news in this in that the trend is positive. We’re not here thinking that we’re back to, I’ll call it, the good old days of high-single-digit stock record growth. But what we are is trending more from the bottom of the trough to what I’ll call something closer to positive market activity. Dan, any other comments?

Dan Sheldon - Broadridge Financial Solutions Inc - CFO

Yes. So let’s put it in perspective. A year ago, we were also at 4% for the quarter and we ended the year at 1%. What is very important to take away is that it had been in a positive direction all year long. And by the way, we’re still gauging out 1 to 2 points of growth from the overall year. By the way, we still have two thirds, which we already said is pretty much done. But two thirds happens of revenue in our fourth quarter.

David Togut - Evercore Partners - Analyst

And as you look at the 7% number recognizing it’s a small part of the contribution for the whole year, is it possible to disaggregate how much of this comes from increased retail activity, IPOs, is there a way to break down some of the drivers of that growth rate?

Rich Daly - Broadridge Financial Solutions Inc - CEO

Yes David, I’ve been at this for 30-plus years. And we’ve sliced and diced the IPO activity, the market activity, people moving to mutual funds, people diversifying. And the only consistency that we’ve only found throughout this whole period of trying to analyze that, is that diversity seems to be the trend that makes this business so stable. Because, even as people move money from mutual funds to bond funds or equity mutual funds to bond funds, they don’t seem to get completely out of equity mutual funds, for example. And so, given that we get paid by the number of positions and not the size of the position, stock record positions has been a very stable factor.

Over a 30 year period, we’ve had one year with minus 1% of activity, and the vast, vast majority of some form of positive activity. So, I can’t give you a more detailed answer than you should look to this to be pretty stable. We’re not planning on any dramatic turnarounds. We’re going to manage costs very diligently, and we’re going to push more product through these very, very strong channels we have, and manage our growth rather than hope for growth.

David Togut - Evercore Partners - Analyst

Understood. In your comments, Rich, you indicated new closed sales were down 26% year-to-date albeit flat in bookings under $5 million, and you talked about lengthening sales cycles. What are the implications of not closing that one big deal you need to get your guidance? And what’s your level of confidence in hitting at least the low end of the $110 million to $150 million closed sales guidance?

Rich Daly - Broadridge Financial Solutions Inc - CEO

It’s a great question Dave, and I mean sincerely thank you for raising it. So let me try to create a context here. So last quarter, we said 45%, and that we were confident in the pipeline and our overall sales capabilities. And the 45%, stuck with people. And that’s why I’ve added the line this time that this is not a retailer. When the Christmas season ends, if the retailers don’t have their numbers they’re going to wait another year for that time to come. We feel very good about where we are from a product point of view, a momentum point of view, and that will continue to add closed business into the implementation backlog and convert that into revenue. We’d always rather it sooner rather than later.

There’s certainly more than one large pending transaction, we would need one of them to make the range for this year. All right? But if that was to happen hypothetically on July 15th versus June 29th, certainly from a commission point of view inside the building, people would be very concerned. From a shareholder point of view, I don’t really see the difference. Because 15 days on a large deal isn’t going to matter one way or the other, what’s going to matter is how long all of our transactions take to convert to revenue.

Dan Sheldon - Broadridge Financial Solutions Inc - CFO

Yes. So Rich, just to add onto that piece. Let’s focus on that contribution to revenue piece. The larger deals would not hit revenue until ’15 or ’16. Okay? They’re very important to us, and we’ve been very focused on those forever. I think what’s very important is the deals less than $5 million. If you go back to last year, you would’ve seen we closed just under $110 million of deals less than $5 million. So somewhere between a $90 million or $110 million would not be unreasonable for us to think about as we think about deals less than $5 million.

But the most important thing we shared with you, is when you think about the SPS business primarily, because that’s where the primary larger deals hit, is when we look at the momentum of that 5 points of what we’ll call net new business growth, which is a combination of sales and a high retention rate, we’re fairly confident we still see 5 points or above. That is very, very important for us to think about as we’re putting our models together and thinking about the momentum in the business.

Rich Daly - Broadridge Financial Solutions Inc - CEO

David, I want to add one other thing too. And I, for my entire career have been very, very focused on sales. So I completely get it. When we talk about something like EBIP, the Enhanced Broker Internet Platform, okay, that will never show up in our sales number. That will generate new revenue in terms of the digital activities. More important to me strategically, is that will also generate more activity around our Fluent activities, and enabling our clients to attack that $20 million in cost that our industry has in paper communications. And by converting that over to digital, some of that will show up in sales, some of that will never show up in sales. But the revenue opportunity and the progress that we’ve made on digital activities, which will not be a closed sales activity, is certainly more meaningful to me than, for example, one large pending transaction.

David Togut - Evercore Partners - Analyst

I understand. Thanks for the clarification. Just the final question on capital allocation. Nice to see the increase in the share repurchase authorization. What are your thoughts going forward, Dan, in terms of capital allocation as you think through dividends, share repurchase, acquisitions? Acquisitions have been pretty quiet for a while, is that expected to be the case for the next year or so?

Dan Sheldon - Broadridge Financial Solutions Inc - CFO

Yes, okay. Rich and I are both looking at each other, it’s a great question. So, nothing has changed. The point of the matter is, is we have a pipeline of acquisitions that look attractive. We’re reviewing them. But as you’ve seen, and I think you’d be very pleased to understand, we’re not just out to buy revenue. Okay, they come when they come, and they have to come at the right price and the right hurdle rate.

I think the other piece on that point of it is, we just shared with you that we bought back 2 million shares this last quarter. We’re up to 6 million buybacks for the year-to-date, and we do that opportunistically. So, I think you’ve seen all the things, and the same thing with the dividend, you saw us increase it last year. We’re not saying we’re always going to increase it, but we give you a guidance point that said we’re usually looking at about a 35% payout, and this year we’re going to be north of 40%. So that’s how I end it that way, but Rich, I know you have a couple of comments here.

Rich Daly - Broadridge Financial Solutions Inc - CEO

David, we’re not happy that our acquisition activity has been as light as it has been. With that said, we’re not going to do a deal at a price that we don’t think is right for our shareholders. We recognize that it’s our shareholders cash, and if there’s a — we’ve had a good number of indications of interest that we’ve participated in. There are a couple of transactions that I was disappointed that we did not win, but we would not take the price beyond what we thought was the right value for us to create value as we go forward. As we build up cash, we’re going to look to use that cash and to deploy it to the benefit of our shareholders. We do think that the shares that we just repurchased throughout this entire fiscal year of about 5% of our diluted outstanding shares per share, we bought back opportunistically, meaning at a price lower than where we expect to be going forward.

David Togut - Evercore Partners - Analyst

I see. Thank you, that’s very helpful. Appreciate it.

Operator

Niamh Alexander with KBW.

Niamh Alexander - KBW - Analyst

One question or questions, and then get back in line. The restructuring you mentioned, Dan, can you expand a little bit on this? So this is the SPS. I know you’d had quite a lot of people dealing with the IBM and the Penson, and these seem really firmly behind you now. So help me understand where and what opportunities you see to kind of bring the margin up?

Dan Sheldon - Broadridge Financial Solutions Inc - CFO

Okay. So the way to think about that is the reason I raised the restructuring is because the guidance we gave out at the beginning of the year and continued, showed a GAAP to non-GAAP of about $10 million. And we had said that was primarily related to restructuring for what was related to, we’ll call it, plans Penson moving to Apex and what we did in Canada. We are also, though, as to Rich’s point, we are looking at just what we did a year ago, by the way, including in our Investor Communications business, which is some consolidations of some of our product lines, as well as some of what we’ll call our platforms.

And with that we’re saying, you know what, we might take an additional one-time hit. But I think what’s very important for everybody to understand is, we did say going forward we’re going to be very focused on the only GAAP to non-GAAP as we move into FY ’14 is going to be amortization of intangibles related acquisitions. And therefore, we’re going to get any restructuring behind us. Does that help?

Niamh Alexander - KBW - Analyst

It does help Dan. So there’s kind of opportunity to merge products, and then I guess some teams there, is that — is it technology, is it human resources, is this kind of a little bit bigger than you would have done in the past?

Rich Daly - Broadridge Financial Solutions Inc - CEO

First of all, this is Rich. Let me welcome you to the call. Thank you. And we look at each business that we hold accountable to make a contribution so confidence that I expressed last call and in this call regarding SPS’s to contribute alongside ICS going forward is tied directly to your question. So let me be very, very direct and specific. With the Penson transaction behind us, as you said, we entered into the relationship with Apex. Whether we like it or not, we now know what that revenue is going to be. We’ve now taken a look at that business, and we’ve gone through more than the original planned restructuring of that to have that business be aligned in size with the revenue we have to both be in a position to make a contribution as we go forward, but also to be in a position to add clients but not to be oversized or out of size relative to the revenue that it contributes.

So that’s directly tied to our confidence in SPS. And that the cost management side of it. We’re also excited by the $65 million of implementation backlog that we have for SPS to come into that business. As Dan mentioned, in our mutual funds segment we had a separate operation tied to the venture of a mutual fund proxy revenue up in the Boston area. When it became clear that that business model had changed, we consolidated that business into another operation even though that it served us very, very well in higher revenue activities and times. We’re always going to look at each business and the cost structure around it to understand what’s the most efficient way first to be positioned to grow. But if in the event there is more than a cyclical change, then we need to look at that in terms of how to ensure that it’s right-sized as we go forward.

Niamh Alexander - KBW - Analyst

Okay, thanks so much Rich. I’ll get back in the line. Thanks.

Operator

George Mihalos with Credit Suisse.

George Mihalos - Credit Suisse - Analyst

Hey guys, congrats on a nice quarter. So, just looking at the guidance of 3% to 4% for total revenue growth, you’re at the high end, or right about at the high end right now. Is there anything looking at the fourth quarter now given the visibility that you have that kind of gives you any sort of pause as to that may drive you down closer to the 3% range for the year?

Dan Sheldon - Broadridge Financial Solutions Inc - CFO

No. The way to answer that one is, even though we’re in the proxy season, I’m not worried about the $200 million in proxy. I’m not actually worried about any of it. What can happen is that distribution revenue can fluctuate greatly just as you saw what happened in this third quarter. So from a business line, take a look very strongly at the sales contribution and the retention rate as you’re building out the model. Because again, the fluctuation right now will either come from trade volumes bumping up a little bit or coming down a little bit, or primarily due to distribution revenues. But will not, will not impact the margins as I already talked about.

Rich Daly - Broadridge Financial Solutions Inc - CEO

That’s why following us from a recurring revenue point of view in terms of the growth of that is so critical. Because we have a stated goal internally to drive distribution revenue down. And even though we’re continuing to be successful in converting paper to digital, also adding new volume, which has enabled that revenue to not go down. But our goal is to convert, again, distribution revenue to digital, which ultimately we believe will create greater profits, although not greater revenue growth.

George Mihalos - Credit Suisse - Analyst

Okay. That’s very helpful, thank you. And just last question for me. On the new sales pipeline, just to be very clear, there is no degradation in that pipeline and that just continues to grow. It’s just a matter of actually closing the deals, and whether it closes in this quarter or next quarter it really shouldn’t impact next year’s revenue growth, right?

Rich Daly - Broadridge Financial Solutions Inc - CEO

George, you got exactly to where we are right now. The most important thing to us is the activity that’s going on. I spent a good part of yesterday going through the detailed pipeline and transactions over a certain size, and there’s nothing I can see that doesn’t indicate that the momentum is what it was or slightly better.

George Mihalos - Credit Suisse - Analyst

Great, that’s very helpful. Thanks guys.

Operator

Chris Donat with Sandler O’Neill.

Chris Donat - Sandler O’Neill & Partners - Analyst

Good morning gentlemen. One question on the share count, you talked about the 6 million shares repurchased over the last nine quarters. Can you remind us the amount of stock-based issuance you have, and if there’s any seasonality around how that affects the share count?

Dan Sheldon - Broadridge Financial Solutions Inc - CFO

Right. So the way to think about that, it’s about $1.5 million to $2 million for dilution every year from share that we issue in either options or RSUs. And the only thing coming up would be in the fourth quarter our RSUs, which is about another $500,000 to $700,000.

Rich Daly - Broadridge Financial Solutions Inc - CEO

And Chris you should always expect us to look to offset the equity comp dilution.

Dan Sheldon - Broadridge Financial Solutions Inc - CFO

Yes.

Chris Donat - Sandler O’Neill & Partners - Analyst

Offset it with share repurchases?

Dan Sheldon - Broadridge Financial Solutions Inc - CFO

Yes.

Chris Donat - Sandler O’Neill & Partners - Analyst

And then so you’ll offset it and then currently it’s certainly —

Rich Daly - Broadridge Financial Solutions Inc - CEO

More than offset.

Chris Donat - Sandler O’Neill & Partners - Analyst

Yes, more than offset —

Dan Sheldon - Broadridge Financial Solutions Inc - CFO

Yes. The way to think about it year-to-date, and it’s a great question, is yes we’ve repurchased about 5% of the shares that were outstanding. I think the right way to also think about it is, but that also covered what we’ll call $1 million of dilution, so net was $5 million. Okay?

Chris Donat - Sandler O’Neill & Partners - Analyst

Okay. Got it there. And then just on the — there have been a couple questions on the timing, and Rich you had some comments that you’re not like a retailer. That you have a seasonality in terms of when you want to close deals by. Taken from the perspective of your customers, do they typically have any calendar considerations they’re working on? Or deals are likely close at any point in the year in the quarter, right? There’s not a typical closing period, right?

Rich Daly - Broadridge Financial Solutions Inc - CEO

There is not a typical closing period that I can point to and say logically this is why it is what it is. Our fourth-quarter has been historically, for a long period of time going back prior to spin, our most active quarter. I have tried putting in incentive plans at various times of the year and beyond the end of the year. I’ve tried various other activities, and it does appear that after the beginning of the year is when dialogues get pretty active. And lots of the transactions we would like to see close in the third quarter often slip to the fourth quarter or even slightly beyond. Last year, where we had a record year in sales, we had a very, very successful fourth quarter and a very successful end of the fourth quarter. But I can’t give you any reason why, beyond the activity that picks up after the beginning of the year, as to why that trend seems to be so consistent.

Chris Donat - Sandler O’Neill & Partners - Analyst

Okay. That helps me work it out. Because just in terms of thinking about what’s gone on in the last few months or even from the companies in the pipeline how they might flow out. Just trying to understand it, but got it. Thank you.

Operator

Tien-Tsin Huang with JPMorgan.

Tien-Tsin Huang - JPMorgan Chase & Co. - Analyst

Hey guys, good morning. This is Stephanie Davis on for Tien-Tsin, he got pulled in some meetings in Kansas City.

Dan Sheldon - Broadridge Financial Solutions Inc - CFO

How are you?

Stephanie Davis for Tien-Tsin Huang - JPMorgan Chase & Co. - Analyst

I’m good. Good. Good job in the quarter.

Dan Sheldon - Broadridge Financial Solutions Inc - CFO

Thank you.

Stephanie Davis for Tien-Tsin Huang - JPMorgan Chase & Co. - Analyst

I just had a question on the competitive landscape. What are your views on it following Computershare’s acquisition of the stake in INVeSHARE? I know they’ve been trying to get into the US market for a while. So is there any risk of share shifts?

Rich Daly - Broadridge Financial Solutions Inc - CEO

Stephanie, I put the comment in there about the irrational competitors specifically as it relates to this activity. So, thank you for your question. Computershare have actively lobbied against the street ownership proxy model. And now as you know, they’ve made I guess a small investment in a small entity in the street ownership proxy model.

Now simultaneously to making that investment, Computershare told their issuer customers in a newsletter that, and I’m going to read to you a quote, and then you tell me what you think about this at the end. The quote is, “as you know we have participated in proxy reform for over a decade or more for a more open and competitive market without achieving regulatory change.” So they’ve been actively looking to change the regulations. “Our fundamental philosophy has not altered and we still believe in direct communication between issuer and investor, and we’ll continue to monitor regulatory developments, and participate in policy dialogues, SEC, New York Stock Exchange, other relevant forms to achieve that.”

Now, so, what I just read to you says that they don’t believe that the broker should be the one who should be involved in the distribution process or, the bank, they believe it should be the issuer that controls it. But they’ve made an investment in a company that’s looking to service the broker and the bank. Now, we’ve never been in a situation where we potentially will compete with someone, who will go to our clients and say, even though we don’t think you’re entitled to this business or this revenue, we’d like to service you until our lobbying efforts take this revenue away from you.

I got to tell you, sometimes truth is stranger than fiction. So, we take all competitive activity seriously. We’ve never had anyone go to market, okay, to our clients with a philosophical view that our clients aren’t entitled to the revenue. Any comment from you on that?

Stephanie Davis for Tien-Tsin Huang - JPMorgan Chase & Co. - Analyst

Interesting point. And one quick follow up. You mentioned that you’ve been lowering SPS’s exposure to trade volumes. How does this impact your revenue sensitivity to trades?

Dan Sheldon - Broadridge Financial Solutions Inc - CFO

So, it’s a great question. If you go back and you look at the key statistics again on page 21. The whole idea is, is that saying that if trade volumes went up 10% or down 10%, we’re more focused on what products and solutions are we giving to our clients that, although in the past we used to get paid by trade, let’s remember that’s not the only thing we did. We’re the books and records. We’re the regulatory side and we’re the compliance side of these businesses. And with our newer products, we’re even bigger into reconciliations and more middle office type of activity. So, I would take it more on thinking subscriptions with some volatility with trade volumes. But only 70% so far of equity has moved over to that what I call more subscription-based or less volatility to trade volumes. There’s still 30% to go, so it still creates trade volumes up or down activity for us.

Stephanie Davis for Tien-Tsin Huang - JPMorgan Chase & Co. - Analyst

All right. Thank you guys.

Operator

(Operator Instructions)

Peter Heckmann with Avondale.

Peter Heckmann - Avondale Partners - Analyst

Well good morning Richard.

Rich Daly - Broadridge Financial Solutions Inc - CEO

Peter.

Peter Heckmann - Avondale Partners - Analyst

A couple questions. The EBIP or the Investor Mailbox seems real interesting and an interesting opportunity for Broadridge. Can you talk about if it were implemented, can you talk about the timeline that you would expect? And where you would expect to get some benefit on the revenue line? I know there are some incentive fees, but would there also be potentially some professional services or custom fees at the broker dealer level?

Rich Daly - Broadridge Financial Solutions Inc - CEO

All right. So, what the EBIP proposal is, in proxy specifically, we’ve eliminated over 60% of the paper. I believe that’s by far the highest success rate in any activity in financial services. In our activities with the stock exchange fee committee, the issuer community looked to encourage the broker community to continue to use technology to identify the ability of more investors who’d be willing to convert to a digital environment.

So to me the most important part of this is the SEC encouraging an increased use additional activity, which for our broker and bank clients will enable us not only to help them generate new revenue from proxy activity, that we’ll be able to get paid a fee for, but beyond that, it will enable us to demonstrate to them that we can help them convert their other communication activities which has over $20 billion in paper and postage costs tied to it, move to this digital activity. And we believe that Broadridge, particularly with our Fluent application, which will enable them to use our data security that they’re relying on today and the digital work we do for them today, to enable their customers to get, whether it be proxy statements, confirms or any other communication through any digital channel they want.

Because, regardless of what digital channel a customer would pick, they would seamlessly move to Broadridge’s front-end, which would be Fluent. And in Fluent, once they’re behind our firewall, even though it would appear to be the broker’s website or it would appear to be a channel, call it Amazon, Google, Facebook, whatever the channel is, once it’s beyond our firewall, it has all the data security they rely on today ISO 27,001. And just like we do today with facing off with every issuer, we would face-off with these various channels. So all the — and here’s the punch line, too many words here’s the punch line.

All our clients would need to do is pick us just like they pick us to face-off with every issuer, they would pick us and we would face-off with every potential digital channel. It’d be behind our firewall. It would be our level of data security, and yet it would be all of their branding, and all of their relationships would be controlled by them with their customer. So, what we find is that the SEC’s positive movement and positive direction in encouraging digital activity, we think will enhance our existing communications and proxy business. But more importantly, will enhance our digital opportunities across all communications and financial services. Peter?

Peter Heckmann - Avondale Partners - Analyst

Sorry about that. Is this something that you could foresee going live in calendar ’14? I know the comment period is still open, but is this something that would have a long lead time to it, or something that could be done fairly quickly?

Rich Daly - Broadridge Financial Solutions Inc - CEO

We believe — well first of all, we have about 15 clients on the Mailbox product right now. Some large, some small. So it’s a proven activity. So what we demoed both to the Stock Exchange committee and to the SEC is a live product. Our conversion activity to get additional clients on there is tied more to their web activities but all it really comes down to is adding an icon onto their homepage for the Mailbox, and then everything seamlessly with their brand moves over to Broadridge. So, our desire, candidly, was to see it be implemented for the ’13 proxy season. I’d be disappointed, but these things, when it comes to regulations, certainly have disappointed me in the past. But I would be disappointed if we didn’t see activity for the fiscal ’14 proxy season or calendar I should say ’14 proxy season.

Peter Heckmann - Avondale Partners - Analyst

Okay. That’s helpful. And then —

Rich Daly - Broadridge Financial Solutions Inc - CEO

But, Peter, one last thing you shouldn’t be thinking of this as an economic windfall in ’14. I don’t want to create that view. What I do want to create the view of, is that there is a significant need and opportunity for financial services to drive to digital. Unlike other activities, there is far higher levels of data security concerns, privacy concerns, and a customer reluctance. This channel, we believe, will enable our brokers to enable, without them doing heavy lifting, to enable their customers to access their information through the things they use most frequently. Through Broadridge as an undisclosed agent, to really create a win for the investor, for our clients, and better engagement and lower costs, and obviously for our shareholders. That’s the end play there Peter.

Peter Heckmann - Avondale Partners - Analyst

Got it, got it. That’s helpful, that’s helpful. And then would there be one or two other initiatives that you see on the regulatory front that are worth monitoring that you think could be opportunities for Broadridge?

Rich Daly - Broadridge Financial Solutions Inc - CEO

We — right down to the hearings that we got to watch on C-SPAN with Chairman White during her confirmation hearings, we believe that the current regulatory environment which is pro efficiency, pro more information getting to investors, has been the most positive it’s been in my 30-plus year career. We think we’ve earned the high marks we get by doing the right thing for investors is our first priority. And right now, there’s nothing in that environment that I view as being negative. So, but I’m not looking for anything else to go on in that environment in the near-term. Beyond, ideally, this new structure getting in place with EBIP being a key part of it.

Peter Heckmann - Avondale Partners - Analyst

Okay that’s helpful. I appreciate it.

Operator

Niamh Alexander with KBW.

Niamh Alexander - KBW - Analyst

Hi, thanks. I think you answered most of the questions on the Fluent and the SEC decision process there. But, could I — on SPS again, and could I ask you to expand a little bit on Paladyne and some of the buyside processing businesses you’ve been expanding into? How are they going? And last quarter you talked about more deeply integrating them. What are the wins there? Maybe what are the pockets of opportunity, or maybe acquisition opportunity you could find to kind of bolt onto that client group?

Rich Daly - Broadridge Financial Solutions Inc - CEO

Let me start with Paladyne. We talked about earlier in the call both segments’ ability to contribute. We talked about our strong brand. We talked about the market’s belief in our brand, and their willingness to buy from us. We — prior to Paladyne, didn’t have any buyside offerings of any significance whatsoever. A little bit of Proxy Edge, and maybe one or two other small activities. We have been very pleased in the dialogues that we’ve been able to bring Paladyne into.

We anticipated this to be an activity that we would need to one, take Paladyne and bring it to the processing standards that Broadridge is at overall. And work we’re well down that path. And two, we’ve been very pleased by the receptiveness from both sellside firms that service the buyside, as well as buyside clients that have a view of Broadridge and their willingness to enter into more meaning dialogues with Paladyne. So all in all, we expect this to be a successful entry into the buyside, which is a huge market and a market that we hope to service very, very effectively as we go forward. So beyond that, it has not moved the needle at this point and weren’t planning on it moving the needle. But certainly when we talk about pipeline, when we talk about prospects as we go forward, we would certainly look for this to be a growing part of our pipeline as we head into ’14 and beyond.

Niamh Alexander - KBW - Analyst

Okay, fair enough. I’ll follow up later. Thanks.

Operator

And there are no further questions at this time. I will now turn the call back to Mr. Daly.

Rich Daly - Broadridge Financial Solutions Inc - CEO

Well, actually did you have any additional questions?

Niamh Alexander - KBW - Analyst

No I didn’t. Rich, I just wanted to follow-up a little bit more on the buyside expansion. If that’s maybe where you’re targeting your acquisitive growth.

Rich Daly - Broadridge Financial Solutions Inc - CEO

Okay. Well the tuck-ins, just so again, the tuck-ins that we look at are of course all the things that come to market that could fit in our space. But more importantly through our business segment strategy groups, we look at what businesses we think would be more valuable under our umbrella, whether they’re for sale or not and enter into dialogues with those entities. We’d like to think that that will be our most successful channel as we go forward. But again, it would have to be something that we believe is a potentially hot product with a brand that the market’s not as comfortable as they are with us, and that under our umbrella together we could create a win-win. That’s pretty much been historically our tuck-in strategy, and something which we’ve held to what we think is a 20% IRR without an irrational terminal value number tied to it.

Niamh Alexander - KBW - Analyst

Okay. Fair enough. Thank you.

Rich Daly - Broadridge Financial Solutions Inc - CEO

Okay. I guess it’s now going to be time for me on the wrap up. Listen, first of all thanks for the participation today. We thought it was a very, very good Q&A session, and we always appreciate hearing your thoughts and what’s on your mind. We’ve got a lunch coming up I guess in a week or so, and I’m going to look forward to chatting with all of you to the various activities that we have going on over the next couple of weeks. Thanks so much, and choose to have a great day.

Operator

This concludes today’s Broadridge Financial Solutions, Inc. third quarter fiscal year 2013 earnings conference call. Thank you for your participation. You may now disconnect.